June 27, 1997

Board of Directors
First of Michigan Capital Corporation
100 Renaissance Center
Suite 2600
Detroit, MI 48243

                          Consent of Financial Advisor

     We consent to the references to our Firm and opinion letter dated June 24, 1997 in the Schedule 14D-9 and related Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934, as amended, of First of Michigan Capital Corporation and to the inclusion of our opinion letter as an annex to such Schedule 14D-9 to be filed with the Securities and Exchange Commission on or about June 30, 1997.


                                             DUFF & PHELPS, LLC

                                             By:  Patricia J. Luscombe
                                             Its: Managing Director

Chicago, Illinois
June 27, 1997